Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-142784) and in the Registration Statements on Form S-8 (Nos. 333-150405, 333-141468, 333-129709, 333-126999, 333-126566, 333-126565, 333-123759, 333-97417, 333-62806, 333-62808 and 333-29993) of The Goodyear Tire & Rubber Company of our report dated February 18, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and convertible debt instruments (Note 1), as to which the date is May 5, 2009, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
Cleveland, Ohio
May 5, 2009